Exhibit a(1)(v)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING CLASS A ORDINARY SHARES INCLUDING CLASS A ORDINARY SHARES
REPRESENTED BY AMERICAN DEPOSITARY SHARES

OF

JUMEI INTERNATIONAL HOLDING LIMITED

AT

$2.00 PER CLASS A ORDINARY SHARE

AND

$20.00 PER AMERICAN DEPOSITARY SHARE

BY

JUMEI INVESTMENT HOLDING LIMITED

A WHOLLY OWNED SUBSIDIARY OF

SUPER ROI GLOBAL HOLDING LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, AT THE END OF THE DAY ON MARCH 25, 2020, UNLESS THE OFFER IS EXTENDED.

February 26, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediary:

We have been engaged by Jumei Investment Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the offer to purchase (the “Offer”) all of Class A Ordinary Shares of Jumei International Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Jumei” or the “Company”), par value $0.00025 per share (the “Class A Ordinary Shares”) including all Class A Ordinary Shares represented by American depositary shares (the “ADSs,” each representing ten Class A Ordinary Shares), not currently owned by Parent and Purchaser at a purchase price of $2.00 in cash per Class A Ordianry Share and $20.00 in cash per ADS, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 26, 2020 (the “Offer to Purchase”), and in the related Share Letter of Transmittal, the ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable.

All capitalized terms not otherwise defined herein are defined in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 25, 2020, UNLESS THE OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1. The Offer to Purchase, dated as of February 26, 2020;

2. A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer;

3. The Share Letter of Transmittal with enclosed IRS Form W-9 and the ADS Letter of Transmittal, for information purposes;

4. A Notice of Guaranteed Delivery, to be used by your clients to accept the Offer if the procedures set forth in the Offer to Purchase to tender Class A Ordinary Shares or ADSs cannot be completed prior to 12:00 midnight, New York City time, at the end of the day on the Initial Expiration Date; and

5. A return envelope addressed to you.

Your attention is directed to the following:

1. The Offer commenced on February 26, 2020 and will expire at 12:00 midnight, New York City time, at the end of the day on March 25, 2020, unless extended.

2. The Offer is subject to the satisfaction or waiver of various conditions described in Section 11 – “Conditions to the Offer” of the Offer to Purchase.

3. Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Information Agent and the Tender Agent) in connection with the solicitation of tenders of ADSs or Class A Ordinary Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4. If required by U.S. federal income tax laws, Computershare Trust Company, N.A. (the “Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Offer.

5. To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the Tender Agent at one of its addresses set forth at the end of the Offer to Purchase as soon as possible and in any event before 12:00 midnight, New York City time, on the Initial Expiration Date, unless the Offer is extended.

a. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the Offer, the ADSs must be tendered by the holder’s securities intermediary before 12:00 midnight, New York City time, on the Initial Expiration Date. Further, before 12:00 midnight, New York City time, at the end of the day on the Initial Expiration Date, the Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the Tender Agent’s account at The Depository Trust Company or (ii) an Agent’s Message (as described in the Offer to Purchase) before 112:00 midnight, New York City time, at the end of the day on the Initial Expiration Date.

b. Holders of ADSs that cannot deliver such ADSs and all other required documents to the Tender Agent before 12:00 midnight, New York City time, at the end of the day on the Initial Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in the Offer to Purchase.

6. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Class A Ordinary Shares or the ADSs.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Share Letter of Transmittal, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone number set forth below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-7178

Email: JMEI@dfking.com